UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2010

BITSTREAM INC.

(Exact name of registrant as specified in its charter)

Delaware	0-21541	04-2744890
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Nickerson Road, Marlborough, Massachusetts	01752
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (617) 497-6222

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01	Completion of Acquisition or Disposition of Assets

On June 3, 2010, Bitstream Inc. (the “Company”) completed the acquisition of substantially all of the assets of Press-sense Ltd. pursuant to terms of a Purchase and Sale Agreement dated May 31, 2010 by and among the Company, Bitstream Israel LTD, a wholly-owned subsidiary of the Company organized under the Laws of Israel and by the court appointed Special Manager of Press-sense LTD, an Israeli company in temporary liquidation under the supervision of the District Court of Haifa.

The purchase price of $6,528,000, including $28,000 of VAT, was paid in cash and the Company also assumed the liabilities of Press-sense related to deferred revenue. Assets purchased include all Press-sense software and knowhow and related intellectual property rights (both source code and object code, whether existing or under development) fixed and tangible assets, trademarks, transferable licenses, customer data, and rights under certain OEM and customer contracts as mutually agreed upon by the parties and subject to the consent of third parties, if applicable.

ITEM 9.01	Financial Statements and Exhibits

(a) Financial statements of businesses acquired.

The financial statements of Press-sense LTD. for the periods specified in Rule 3-05(b) of Regulation S-X and an accountant’s report provided pursuant to Rule 2-02 of Regulation S-X will be filed by amendment not later than 71 calendar days after the date that this Current Report on Form 8-K must have been filed.

(b) Pro forma financial information.

Pro forma financial information required pursuant to Article 11 of Regulation S-X will be filed by amendment not later than 71 calendar days after the date that this Current Report on Form 8-K must have been filed.

(d) Exhibits

Exhibit Number	Description

10.1	Sale and Purchase Agreement dated May 31, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BITSTREAM INC.
(Registrant)

Date : June 9, 2010

	By:	/S/ JAMES P. DORE
James P. Dore
Vice President and Chief Financial Officer